SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2006

RURAL CELLULAR CORPORATION
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or other Jurisdiction of Incorporation)
0-27416	41-1693295
(Commission File Number)	(IRS Employer Identification No.)
3905 Dakota Street S.W., Alexandria, Minnesota	56308
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(320) 762-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 13, 2006, Rural Cellular Corporation (“RCC” or “the Company”) entered into an agreement to purchase from Alltel Communications, Inc. (“Alltel”) certain southern Minnesota wireless markets. Subject to federal regulatory approvals and certain other conditions, the Company anticipates closing this transaction during the first quarter of 2007.

Under the agreement, RCC will receive network assets and A-block cellular licenses covering Minnesota RSAs 7, 8, 9, and 10. The southern Minnesota service area is adjacent to RCC’s northern Minnesota service area and includes approximately 80 cell sites and 33 distribution points. These markets include 28 counties in southern Minnesota, and, as of September 30, 2006, support a postpaid customer base of approximately 38,000. The southern Minnesota RSAs being acquired utilize CDMA technology consistent with the Company’s northern Minnesota networks. With these new properties, the population covered by RCC’s Midwest territory marketed networks will increase by approximately 616,000, then totaling 2.1 million. The Company does not expect to receive material roaming revenue as part of this agreement; however, it does anticipate receiving Universal Service Fund support following its designation as an Eligible Telecommunications Carrier in these properties. The Company plans to use existing cash on hand to finance the purchase.

A map of RCC's Midwest markets giving effect to the agreement may be found on the Company's website at www.unicel.com. To access the presentation, click on Investor Releations.

Alltel holds more than 5% of RCC’s outstanding 12 ¼% Junior Exchangeable Preferred Stock. The southern Minnesota service area transaction was negotiated on an arm's-length basis and, in the opinion of the Company, was on terms no less favorable than those available in a transaction with an unaffiliated third party. In addition, the Company received a fairness opinion on this transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated December 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        RURAL CELLULAR CORPORATION

                                        /s/ Richard P. Ekstrand
                                        Richard P. Ekstrand
                                        President and Chief Executive Officer

Date: December 18, 2006